------------
|          |
|  FORM 5  |
|          |
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[ ] Check this box if no longer subject to    ----------------------------------
    Section 16. Form 4 or Form 5 obligations  |          OMB APPROVAL          |
    may continue.  See Instruction 1(b).      |                                |
                                              | OMB Number:          3235-0362 |
[ ] Form 3 Holdings Reported                  | Expires:    September 30, 1998 |
[ ] Form 4 Transactions Reported              | Estimated average burden hours |
                                              | per response...............1.0 |
                                              |                                |
                                              ----------------------------------



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*                                   2. Issuer Name and Ticker or Trading Symbol

               Gonzalez               Manual                A                 Name:  AutoBond Acceptance Corporation
------------------------------------------------------------------------      Trading Symbol:  "ABND"
               (Last)                 (First)               (Middle)

                                      22211 Eastex Freeway
------------------------------------------------------------------------   ---------------------------------------------------------
                                      (Street)                             3. IRS or Social Se-    4. Statement for Month/Year
                                                                              curity Number of        FEBRUARY 1997
               Kingwood               Texas                 77339             Reporting Person
------------------------------------------------------------------------      (Voluntary)          ---------------------------------
              (City)                 (State)                  (Zip)                                5. If Amendment, Date of Original
                                                                                                      (Month/Year)

                                                                           ---------------------------------------------------------




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6. Relationship of Reporting Person(s) to Issuer
                    (Check all applicable)

 XX  Director                10% Owner
____                   _____
____ Officer (give     _____ Other (specify
              title                   below)
              below)

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7. Individual or Joint/Group Filing
                    (Check applicable line)

  X  Form filed by One Reporting Person
____
     Form filed by More than One Reporting Person
____


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


                                                  ----------------------------------------------------------------------------------
                                                   TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                                 2. Transaction 3. Transac-   4. Securities Acquired (A)
   (Instr. 3)                                           Date           tion Code     or Disposed of (D)
                                                        (Month/Day     (Instr. 8)    (Instr. 3, 4 and 5)
                                                        /Year)

                                                                                   --------------------------
                                                                                   Amount   (A) or    Price
                                                                                             (D)



Common Stock                                           2/4/97            P          500      A         $9.50
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
------------------------------------------------------------------------------------
TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------

5. Amount of        6. Ownership        7. Nature of
   Securities          Form:               Indirect
   Beneficially        Direct (D)          Beneficial
   Owned at            or Indirect         Ownership
   End of              (I) (Instr. 4)      (Instr. 4)
   Issuer's
   Fiscal Year
   (Instr. 3
   and 4)

      O                 D
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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


--------------------------------------------------------------------------------
*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).                              SEC 2270 (7-96)

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


------------------------------------------------------------------------------------------------------------------

1. Title of Derivative Security    2. Conver-     3.  Trans-   4.  Transaction    5. Number of Derivative
   (Instr.3)                          sion or         action       Code              Securities Acquired (A) or
                                      Exercise        Date         (Instr. 8)        Disposed of (D)
                                      Price of        (Month/                        (Instr. 3, 4 and 5)
                                      Derivative      Day/
                                      Security        Year)

                                                                                 (A)        (D)

------------------------------------------------------------------------------------------------------------------

STOCK OPTION                          $10.50 PER
                                      SHARE          11/14/1996      A            1
------------------------------------------------------------------------------------------------------------------



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6. Date Exercisable and      7. Title and Amount of      8. Price of    9. Number of        10. Ownership       11.  Nature of
   Expiration Date              Underlying Securities       Deriva-        Derivative           Form of              Indirect
   (Month/Day/Year)             (Instr. 3 and 4)            tive           Securities           Derivative           Beneficial
                                                            Security       Beneficially         Security:            Ownership
   Date Exer-    Expiration                  Amount or      (Instr.        Owned at             Direct (D)           (Instr. 4)
   cisable       Date             Title      Number of      5)             End of               or Indirect
                                             Shares                        Year                 (I) (Instr. 4)
                                                                           (Instr. 4)

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   11/14/1997    11/14/2006      COMMON      3,000           $0                 1                    D
                                 STOCK
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

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


    /s/ Manual A. Gonzalez                          2/14/97
_______________________________________     _____________________________
  **Signature of Reporting Person                    Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                                                          PAGE 2
                                                                 SEC 2270 (7-96)